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              ARTICLES OF AMENDMENT OF ARTICLES OF INCORPORATION OF
                                  GAMECOM, INC.

         The undersigned, chief executive officer of GameCom, Inc., a Texas corporation, certifies as follows.

1. The name of the corporation is GameCom, Inc.

2. Paragraph A of Article Four of the Articles of Incorporation, which paragraph sets forth the number of shares which the corporation is authorized to issue, is amended to read as follows:

         "(A) Authorized Capital Stock. The aggregate number of shares of all classes of stock the Company shall have authority to issue is 102,000,000 consisting of and divided into:

                  (i) one class of 100,000,000 shares of Common Stock, par value $0.005 per share (the 'Common Stock'); and

                  (ii) one class of 2,000,000 shares of Preferred Stock, par value $0.005 (the 'Preferred Stock'), which may be divided into and issued in one or more series, as hereinafter provided."

3. The shareholders of the corporation adopted the amendment on September 14, 2001.

4. As of the date the amendment was adopted, the number of shares outstanding, and the number of shares entitled to vote on the amendment, was 13,688,978 shares of Common Stock, par value $0.005 per share.

5. The number of shares voted for the amendment was___and the number of shares voted against the amendment was ____.

6. The amendment does not effect any change in the corporation's stated capital.

Dated: September 14, 2001
                                     ---------------------------------------
                                     L. Kelly Jones, chief executive officer